EXHIBIT 12
                      PFIZER INC. AND SUBSIDIARY COMPANIES
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                                Year Ended December 31,
                                      ------------------------------------------
                                       1999     1998     1997     1996     1995
                                      ------   ------   ------   ------   ------
                                         (millions of dollars, except ratios)
DETERMINATION OF EARNINGS:
Income from continuing operations
  before provision for taxes on
  income and minority interests       $4,448   $2,594   $2,867   $2,528   $2,017
Less:
  Minority interests                       5        2       10        6        7
                                      ------   ------   ------   ------   ------

Adjusted income                        4,443    2,592    2,857    2,522    2,010

Fixed charges                            276      180      189      198      223
                                      ------   ------   ------   ------   ------

    TOTAL EARNINGS AS DEFINED         $4,719   $2,772   $3,046   $2,720   $2,233
                                      ======   ======   ======   ======   ======

FIXED CHARGES:

  Interest expense (a)                $  223   $  136   $  147   $  161   $  188
  Rents (b)                               53       44       42       37       35
                                      ------   ------   ------   ------   ------

  Fixed charges                          276      180      189      198      223
Capitalized interest                      13        7        2        5       13
                                      ------   ------   ------   ------   ------

     TOTAL FIXED CHARGES              $  289   $  187   $  191   $  203   $  236
                                      ======   ======   ======   ======   ======

RATIO OF EARNINGS TO FIXED CHARGES      16.3     14.8     15.9     13.4      9.5
                                      ======   ======   ======   ======   ======

(a)   Interest expense includes amortization of debt discount and expenses.

(b) Rents included in the computation consist of one-third of rental expense which the Company believes to be a conservative estimate of an interest factor in its leases, which are not material.